Exhibit 99.1

                              FOR IMMEDIATE RELEASE

              DEL LABORATORIES, INC., REPORTS FIRST QUARTER RESULTS

UNIONDALE, N.Y., April 25, 2003 --- Del Laboratories, Inc. (AMEX:DLI) today announced results for the first quarter ended March 31, 2003.

Net sales for the first quarter of 2003 were $93,363,000, an increase of 17% compared to first quarter 2002 net sales of $79,940,000. Net earnings for the first quarter of 2003 were $4,325,000, or $0.47 per basic share, compared to net earnings of $4,948,000, or $0.55 per basic share reported for the first quarter 2002. The first quarter of 2002 includes an after-tax gain of $1,457,000, or $0.16 per basic share, from the sale of vacant land. For comparative purposes, excluding the after-tax land sale gain reported in 2002, net earnings for the first quarter of 2003 represent an increase of 24% over the first quarter of 2002.

Dan K. Wassong, Chairman, President and Chief Executive Officer, said: "We are very pleased to report another successful quarter of excellent performance. Our Sally Hansen brand remains the number one brand in the mass market nail care category, increasing its share of market to 26% for the quarter, as reported by ACNielsen. During the quarter, we also introduced Sally Hansen Healing Beauty, a line of skincare makeup, and the early launch has received very favorable trade acceptance. In our over-the-counter pharmaceutical business, Orajel, the core brand, continues its leadership position in the oral analgesics category, with a 27% share of market for the quarter, as reported by Information Resources, Inc.. Despite the uncertain economy, we believe the strength of our brands together with our new product introductions will enable us to maintain a positive momentum."

                  Condensed Statements of Consolidated Earnings
                           THREE MONTHS ENDED MARCH 31
                     (In thousands except per share amounts)

                                                                2003            2002
                                                           UNAUDITED       UNAUDITED
Net sales                                                  $  93,363      $  79,940

Net earnings                                               $   4,325      $   4,948
After-tax gain on sale of vacant land                             -       $  (1,457)
                                                           ----------    -----------
Net earnings adjusted for after-tax gain in 2002           $   4,325      $   3,491

Earnings per common share (1) and (2)
                               Basic                        $   0.47       $   0.55
                               Diluted                      $   0.46       $   0.54

Earnings per common share adjusted for after-tax gain in
2002 (1) and (2)
                               Basic                        $   0.47       $   0.39
                               Diluted                      $   0.46       $   0.38

Weighted average common
shares outstanding (2)
                               Basic                           9,132          8,928
                               Diluted                         9,456          9,243

(1) The first quarter of 2002 includes an after-tax gain of $1,457 ($0.16 per basic and diluted share) from the sale of vacant land.
(2) All share and per share amounts have been adjusted to reflect the 5% stock dividend distributed December 27, 2002.

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Del Laboratories, Inc., markets and manufactures cosmetics and over-the-counter pharmaceuticals. Its major brands include SALLY HANSEN HARD AS NAILS(R), America's number one nail protection, CORNSILK(R) face makeup, LACROSS(R) nail and beauty implements, lip color, skin care, bleaches and depilatories, all under the SALLY HANSEN brand franchise, NATURISTICS(R) cosmetics, and N.Y.C. New York Color(R) cosmetics. The Company's Del Pharmaceuticals subsidiary includes ORAJEL(R), the number one brand of topical oral analgesics, ARTHRICARE(R), PRONTO(R), DERMAREST(R) PSORIASIS, AURO-DRI(R), TANAC(R) and PROPA pH(R).

Certain statements in this press release may constitute "forward-looking statements" under the federal securities laws. Forward-looking statements contain information that is subject to certain risks, uncertainties, trends and other factors that could cause actual results to be materially different from any future results implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to: delays in introducing new products or failure of consumers to accept new products; actions by competitors which may result in mergers, technology improvement or new product introductions; the dependence on certain national chain drug stores, food stores and mass merchandiser relationships due to the concentration of sales generated by such chains; changes in fashion-oriented color cosmetic trends; the effect on sales of lower retailer inventory targets; the effect on sales of political and/or economic conditions; the Company's estimates of costs, benefits, cash flow from operations and capital expenditures; interest rate or foreign exchange rate changes affecting the Company and its market sensitive financial instruments including the Company's qualitative and quantitative estimates as to market risk sensitive instruments; changes in product mix to products which are less profitable; shipment delays; depletion of inventory and increased production costs resulting from disruptions of operations at any of our manufacturing or distribution facilities; foreign currency fluctuations affecting our results of operations and the value of our foreign assets and liabilities; the relative prices at which we sell our products and our foreign competitors sell their products in the same market; our operating and manufacturing costs outside of the United States; changes in the laws, regulations and policies, including changes in accounting standards, that effect, or will effect, us in the United States and/or abroad; and trends in the general economy. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Without limitation, use of the following words is intended to identify forward-looking statements:
"may," "will," "should," "expect," "anticipate," "look forward to," "estimate," "intend," "plan," or "continue" or the negative thereof or other variations thereon. For further information on factors which could impact the Company and the statements contained herein, please refer to the Company's filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained or incorporated by reference therein and quarterly reports on Form 10-Q.




    CONTACT:
          Enzo J. Vialardi
          Executive Vice President and Chief Financial Officer
          Del Laboratories, Inc.
          565 Broad Hollow Road
          Farmingdale, New York  11735
          (516) 844-2050




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